AMENDED AND RESTATED BLACKBERRY-CYLANCE STOCK PLAN

1.
Purposes of the Plan. The purposes of this Plan are to retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to promote the success of the Company’s and its affiliates’ businesses. The Plan permits the grant of Options and Restricted Stock Units to Participants in substitution for their outstanding Cylance Options and Cylance Restricted Stock Units, respectively, that are being cancelled in connection with the Transaction.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“affiliate” and “jointly or in concert” have the respective meanings set forth in the Securities Act (Ontario), as amended from time to time.

(b)	“Award” means, individually or collectively, a grant under the Plan of Options or Restricted Stock Units.

(c)
“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Option and Restricted Stock Unit granted under this Plan, including but not limited to a grant notice in respect of Restricted Stock Units. The Award Agreement is subject to the terms and conditions of the Plan.

(d)
“Blackout Period” means any period imposed by the Company applicable to a Participant, during which specified individuals, including insiders of the Company, may not trade in the Company’s securities (including for greater certainty any period during which specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in the Company’s securities.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Business Day” means a day other than a Saturday, Sunday or other day when banks in the City of Toronto, Ontario are not generally open for business.

(g)	“Change in Control” means the occurrence of any of the following events:

(i)
an amalgamation, merger, consolidation, arrangement or other reorganization involving the Company or any of its affiliates and another corporation or other legal entity, as a result of which the holders of the Shares immediately prior to the completion of that transaction hold less than a majority of the Shares after completion of that transaction; or

(ii)
any individual, entity or group of Persons acting jointly or in concert, acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the Shares, whether through acquisition of previously issued and outstanding Shares, or of Shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect; or

(iii)
the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal Person or entity (other than a disposition or transfer of assets to an affiliate of the Company as part of a reorganization of the assets of the Company or an affiliate of the Company), where the holders of Shares immediately prior to the completion of that transaction hold less than a majority of the common shares of the acquiring corporation or Person immediately after the completion of such transactions; or

(iv)
as a result of or in connection with the contested election of directors, the nominees named in the most recent Management Information Circular of the Company for election to the Board do not constitute a majority of the Board.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that shall be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transactions.

(h)	“Closing” has the meaning set out in the Merger Agreement.

(i)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

(j)
“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the executive officers and other employees, which, as at the Effective Date, is the Compensation, Nomination and Governance Committee.

(k)	“Company” means BlackBerry Limited.

(l)	“Cylance Option” means an “Unvested Company Stock Option” as defined in the Merger Agreement that was granted by Cylance Inc. prior to the Effective Date.

(m)	“Cylance Restricted Stock Unit” means an “Unvested Company Restricted Stock Unit Award” as defined in the Merger Agreement that was granted by Cylance Inc. prior to the Effective Date.

(n)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(o)	“Effective Date” has the meaning set out in Section 16.

(p)	“Exercise Notice” means a written notice by a Participant addressed to the Secretary of the Company stating the Participant’s intention to exercise a particular Option.

(q)
“Fair Market Value” means the closing trading price of the Shares on the New York Stock Exchange or the Toronto Stock Exchange, as the case may be, on the applicable date, or if there is no closing trading price on that date, then on the last preceding date on which such a closing trading price was reported.

(r)	“Incentive Stock Option” means an Option that is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s)
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 16, 2018 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and including the disclosure letters and exhibits thereto), by and among the Company, BlackBerry Corporation, Modena Merger Corp., Cylance Inc. and Fortis Advisors LLC.

(t)	“Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

(u)	“Option” means a right to purchase Shares pursuant to the Plan.

(v)	“Participant” means the holder of an outstanding Award.

(w)
“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.

(x)	“Plan” means this BlackBerry-Cylance Stock Plan, as may be amended from time to time.

(y)	“Restricted Stock Unit” means the right to receive one (1) Share issued from treasury.

(z)	“Service Provider” means an employee, director or consultant of the Company or its affiliates.

(aa)	“Share” means a common share of the Company, as adjusted in accordance with Section 10 below.

(bb)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(cc)	“Transaction” means the transaction contemplated by the Merger Agreement.

3.	Shares Subject to the Plan and Maximum Awards.

(a)
Options. The Options subject to this Plan are limited exclusively to the Options that are being awarded to Participants in substitution for Cylance Options pursuant to the Merger Agreement. Forthwith after the Effective Date, the Board shall determine the number of Options to be granted, the number of Shares covered thereby, and the exercise price per Option in accordance with the terms of the Merger Agreement and shall advise each Participant of the same and such determination shall be final absent manifest error. Such Options shall be governed by this Plan as of the Effective Date.

(b)
Restricted Stock Units. The Restricted Stock Units subject to this Plan are limited exclusively to the Restricted Stock Units that are being awarded to Participants in substitution for Cylance Restricted Stock Units pursuant to the Merger Agreement. Forthwith after the Effective Date, the Board shall determine the number of Restricted Stock Units to be granted and the number of Shares covered thereby in accordance with the terms of the Merger Agreement and shall advise each Participant of the same and such determination shall be final absent manifest error. Such Restricted Stock Units shall be governed by this Plan as of the Effective Date.

(c)	No New Awards Under the Plan. Subject to Section 10, no new Awards may be granted under the Plan after the Effective Date.

(d)
Shares Subject to the Plan. Subject to Section 10, the maximum aggregate number of Shares which may be issued under the Plan or reserved for issuance pursuant to Awards granted under the Plan shall not exceed 7,848,114 Shares in respect of Options and 824,068 Shares in respect of Restricted Stock Units.

(e)
Award Agreements and Notices. All Awards shall be evidenced by an Award Agreement. Such Award Agreements shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions which the Board may direct. In the event of any conflict between the provisions of the Plan and an Award Agreement, the provisions of the Plan shall prevail. Any one individual serving in the capacity of an officer of the Company is authorized and empowered to execute on behalf of the Company and deliver Award Agreements to the Participants.

(f)
Insider Participation Limits. The number of the Company’s Shares that may be: (i) issued to insiders of the Company, within any one-year period; or (ii) issuable to insiders of the Company, at any time, in each case, under the Plan alone, or when combined with all of the Company’s other security based compensation arrangements, cannot exceed 10% of the Company’s total issued and outstanding Shares. For the purposes of this Plan, “insider” and “security based compensation arrangement” have the meanings set out in the TSX Company Manual.

4.	Administration of the Plan.

(a)
Administration. The Plan will be administered by the Board and the Board has complete authority, in its discretion, to interpret the provisions of this Plan. In administering and interpreting the Plan, the Board may adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan and make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan which the Board determines, in its discretion, are necessary or advisable. The Board’s determinations and actions within its authority under this Plan are final, conclusive and binding on the Company, its affiliates and all other Persons.

(b)
Delegation. To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee or to the Executive Chair of the Company all or any of the powers conferred on the Board under the Plan. In such event, but only to the extent reasonably required for the purposes of such delegation, references to the Board mean and include the Committee or the Executive Chair, as applicable, and the Committee or the Executive Chair, as applicable, will exercise the powers delegated to it or to him or her by the Board in the manner and on the terms authorized by the Board. Any decisions made or actions taken by the Committee or the Executive Chair arising out of or in connection with the administration or interpretation of this Plan within its or his or her authority under this Plan, are final, conclusive and binding on the Company, its affiliates and all other Persons.

(c)
Eligibility. Participation in the Plan is entirely voluntary. Eligibility to participate in the Plan does not confer upon any Person any right to be granted Awards pursuant to this Plan or to continued service with the Company or any affiliate of the Company. In addition, no Participant has any claim or right to be granted an Award (including, without limitation, an Award granted in substitution for any Award that has expired pursuant to the terms of this Plan).

(d)	Information. Each Participant shall provide the Company with all information the Company requires from that Participant in order to administer this Plan.

(e)	Governing Law. This Plan shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.	Stock Options.

(a)
Grant of Options. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an exercise price, subject to the terms and conditions described in this Section 5 and to such additional terms and conditions as established by the Board in its sole discretion, that are consistent with the provisions of the Merger Agreement and the Plan. The number of Shares subject to, and the exercise price applicable to, each Option shall be determined based on the number of Shares subject to, and the exercise price applicable to, the applicable Cylance Option, as adjusted for the Transaction pursuant to the Merger Agreement. Options shall be designated as “nonqualified stock options” (i.e., options that are not intended to qualify as Incentive Stock Options).

(b)
Term of Options. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the original date of grant of the applicable Cylance Option. Notwithstanding the foregoing, if an Option would otherwise expire during a Blackout Period, the term of such Option shall automatically be extended until ten (10) Business Days after the end of the Blackout Period.

(c)
Exercise of Options. Subject to the provisions of this Plan and any Award Agreement, vested Options may be exercised by delivery of a fully completed Exercise Notice to the Secretary of the Company accompanied by payment in full of the applicable exercise price, together with any applicable withholding taxes and deductions. The exercise price and any applicable withholding taxes and deductions may be paid by (1) wire transfer, certified cheque, bank draft or money order payable to the Company; or (2) an election for the receipt, without payment by the Participant, of either (i) an amount in cash per Option, or (ii) a net number of Shares (in each case, net of any applicable withholding taxes and deductions) equal to the difference between the exercise price of the Option and the price at which Solium or such other securities dealer as designated by the Company is able to sell the Shares in the capital markets, selected by such dealer in its discretion, or otherwise, on the trading day that the Exercise Notice is given. The transfer cost incurred to issue the Shares will be deducted from the net proceeds payable to the Participant.

(d)
Issue of Shares. In the case of a Participant electing to receive Shares in accordance with Section 5(c), no Shares will be issued or transferred until full payment of the exercise price (plus any applicable withholding taxes) therefor has been received by the Company and all conditions to the issue of the Shares have been met. As soon as practicable after receipt of an Exercise Notice or election to receive Shares and full payment of the exercise price (plus any applicable withholding taxes) and the satisfaction of all conditions to the issue of the Shares, the Company will deliver or cause to be delivered to the Participant a certificate or certificates representing the acquired Shares or other evidence of the issuance of the acquired Shares.

(e)	Conditions to Delivery of Shares. The Company’s obligation to issue and deliver Shares upon the exercise of any Option is subject to:

(i)
the satisfaction of all requirements under applicable laws in respect thereof and obtaining all approvals the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(ii)	if such Shares are listed on any stock exchange in Canada or the United States, compliance with the requirements of such stock exchanges; and

(iii)
the receipt from the Participant of such representations, warranties, agreements and undertakings, including to future dealings in such Shares, as the Company or its counsel determines to be necessary or advisable in order to ensure compliance with applicable laws.

(f)	No Fractional Shares. An Option may not be exercised for a fraction of a Share.

(g)
Effect of Exercise. A Participant shall have no further rights, title or interest with respect to any Option that has been exercised. No dividends or dividend equivalents may be granted in connection with an Option.

(h)
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, such Participant may exercise his or her Option within ninety (90) days of termination, or such longer period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). Unless the Board provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the unvested portion of his or her Option shall terminate and be cancelled without consideration. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate and be cancelled without consideration.

(i)
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within twelve (12) months of termination, or such longer period of time as specified in the Award Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless the Board provides otherwise, if on the date of termination the Participant is not vested as to his or her entire Option, the unvested portion of his or her Option shall terminate and be cancelled without consideration. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate and be cancelled without consideration.

(j)
Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within twelve (12) months following the Participant’s death, or such longer period of time as specified in the Award Agreement, to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Board. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the Person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If, at the time of death, the Participant is not vested as to his or her entire Option, the unvested portion of his or her Option shall terminate and be cancelled without consideration. If the Option is not so exercised within the time specified herein, the Option shall terminate and be cancelled without consideration.

6.	Restricted Stock Units.

(a)
Grant of Restricted Stock Units. Each Restricted Stock Unit shall have the terms and conditions specified in the applicable Award Agreement, which shall be consistent with the provisions of the Merger Agreement and the Plan. The number of Restricted Stock Units to be granted to each Participant shall be determined in accordance with the Merger Agreement.

(b)	Payment. Restricted Stock Units will be settled by the delivery to the holder thereof of Shares. No dividends or dividend equivalents may be granted in connection with a Restricted Stock Unit.

(c)
Termination of Relationship as a Service Provider. Except as otherwise provided in the applicable Award Agreement, the unvested portion of the Restricted Stock Unit will be forfeited without consideration at the time the Participant ceases to be a Service Provider.

7.
Tax Withholding. The Company and its affiliates are authorized to deduct or withhold from any amount payable or credited hereunder such taxes and other amounts as it may be required by applicable law to deduct or withhold and to remit the amounts deducted or withheld to the applicable governmental authority as required by applicable law. If the Company or its affiliates are required under applicable law to deduct or withhold and remit to the applicable government authority an amount on account of tax in respect of any amount paid hereunder and there is insufficient cash paid hereunder from which to make the required deduction or withholding, the Participant shall:

(a)	pay to the Company or its affiliate sufficient cash as is reasonably determined by the Company or its affiliate to be the amount necessary to permit the required remittance;

(b)
authorize the Company or its affiliate, on behalf of the Participant, to sell in the market on such terms and at such time or times as the Company or its affiliate determines, a portion of the Shares issued hereunder to realize cash proceeds to be used to satisfy the required tax remittance; or

(c)	make other arrangements acceptable to the Company or its affiliate to fund the required tax remittance.

8.
Limited Transferability of Awards. Unless determined otherwise by the Board, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Participant, only by the Participant. If the Board in its sole discretion makes an Award transferrable, such Award may only be transferred (i) by will, or (ii) by the laws of descent and distribution.

9.	Leaves of Absence; Transfers.

(a)	Unless the Board provides otherwise, or except as otherwise required by applicable laws, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

(b)
A Participant shall not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, any affiliate of the Company, or any successor.

10.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award shall terminate immediately prior to the consummation of such proposed action.

(c)	Merger or Change in Control. In the event of a Change in Control, the Board may, in its discretion:

(1)
provide for the assumption or substitution of, or adjustment to, an outstanding Award by the surviving corporation, the successor corporation or a parent or Subsidiary of the successor corporation in such Change in Control;

(2)
terminate an outstanding Award (whether or not fully vested) in exchange for a cash payment equal to the intrinsic value of the vested portion of such Award as of the closing of such Change in Control, which, in the case of an Option, is equal to the excess of the Fair Market Value of the Shares subject to such vested portion of the Option over the exercise price thereof (subject to any applicable withholding taxes and deductions);

(3)	provide for termination of an Award in connection with such Change in Control on such terms and conditions as the Board deems appropriate; or

(4)	accelerate the vesting or settlement of an outstanding Award, in whole or in part, at any time, including upon a Change in Control.
The Board need not provide for identical treatment of each outstanding Award.

11.	Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the Effective Date.

12.
No Effect on Employment or Service. Neither the Plan nor any Award shall confer upon any participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any of its affiliates, nor shall it interfere in any way with his or her right or the Company’s or any of its affiliates’ right to terminate such relationship at any time, with or without cause, and with or without notice.

13.
No Shareholder Rights. Under no circumstances shall Awards be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant be considered the owner of Shares by virtue of the grant of Awards.

14.
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.	Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.
Term of Plan. The Plan shall become effective upon Closing (the “Effective Date”). Unless sooner terminated under Section 24, the Plan shall continue in effect for a term of ten (10) years from the Effective Date.

17.
Severability. If any provision of this Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions are severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.

18.
Assignment. Rights and obligations under this Plan may be assigned by the Company to a successor in the business of the Company, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any corporation acquiring all or substantially all of the assets or business of the Company.

19.	Market Fluctuations.

(a)
No amount will be paid to, or in respect of, a Participant under this Plan (including any Award and any Shares that have not been issued or as to which any applicable restriction has not lapsed), to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

(b)
The Company makes no representations or warranties to Participants with respect to this Plan or the Awards whatsoever. Participants are expressly advised that the value of any Awards will fluctuate as the trading price of the Shares fluctuates.

(c)
In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of the Shares and all other risks associated with the Awards.

20.
Unfunded and Unsecured Plan. This Plan shall be unfunded and the Company will not secure its obligations under this Plan. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

21.
Non-Exclusivity. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

22.
Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the settlement of a Restricted Stock Unit will not constitute compensation with respect to which any other employee benefits of that Participant are determined including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Board in writing.

23.
Tax Consequences. It is the responsibility of the Participant to complete and file any tax returns and pay all taxes that may be required under Canadian, US or other tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. Neither the Company nor any of its affiliates shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.

24.	Amendment and Termination of the Plan.

(a)
Amendment and Termination. Subject to Section 24(b), the Board may amend, alter, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the applicable rules, regulations and policies of any stock exchange) that require the approval of shareholders or any governmental or regulatory body. Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan or to any Award outstanding thereunder without seeking shareholder approval (and, for greater certainty, such amendments would be subject to a Participant’s consent where required by the terms of the Plan or a particular Award):

(i)
amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of the Toronto Stock Exchange;

(iii)	amendments necessary for Awards to qualify for favourable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of the Plan or any Award;

(v)
amendments to the termination or early termination provisions of the Plan or any Award, whether or not such Award is held by an insider, provided such amendment does not entail an extension beyond the original expiry date of the Award; and

(vi)	amendments necessary to suspend or terminate this Plan.
The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws, including with respect to the following amendments (and, for greater certainty, such amendments would be subject to a Participant’s consent where required by the terms of the Plan or a particular Award):

(i)	increasing the number of Shares reserved for issuance under the Plan or other Plan limits, except pursuant to Section 10(a);

(ii)	reducing the exercise price of an Option, except pursuant to Section 10(a), or any cancellation and reissue of an Option;

(iii)	extending the expiry date of an Option, except the automatic extension of an Option pursuant to Section 5(b);

(iv)	permitting Awards to be transferred other than by testate or intestate succession; or

(v)	amendments to the Plan required to be approved by shareholders under applicable law.

(b)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing (which may include e-mail) and signed by the Participant and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.